Exhibit A

                    MINORCO (U.S.A.) INC.
                      5251 DTC Parkway
                         Suite 700
                     Englewood, CO  80111





                          September 27, 1994



S.G. Warburg & Co. Inc.
787 Seventh Avenue
New York, NY  10019

Dear Sirs:

Terra Industries Inc., a Maryland corporation
("Terra"), has filed with the Securities and Exchange Commission a registration statement Form S-3 under the Securities Act of 1933, relating to the offering (the "Offering") of 10,350,000 shares of its common shares, no par value (the "Common Shares"), for which Offering you would act as the representative for the several underwriters. You have delivered to us a copy of said registration statement and the preliminary prospectus contained therein.

     This letter will confirm that we agree to purchase from the underwriters that number of Common Shares equal to 53% of any Common Shares purchased by the underwriters pursuant to the Offering (including any Common Shares purchased pursuant to the underwriters' over-allotment option), at a purchase price equal to the price to the public less any underwriting discount, on the closing date of the Offering (and with respect to any Common Shares purchased pursuant to the underwriters' over-allotment option, any subsequent closing date related thereto) subject only to the closing of the Offering and the purchase of said Common Shares by the Underwriters from the Company.

     We may assign our right and obligation to purchase the Common Shares hereunder to any company that is a direct or indirect wholly owned subsidiary of Minorco S.A., a company incorporated under the laws of Luxembourg; provided that such assignment shall not relieve us of our obligation to purchase such Common Shares if the assignee fails to perform such obligation.

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S.G. Warburg & Co. Inc.
September 27, 1994
Page 2


     If the foregoing correctly reflects your understanding and agreement, please execute a copy of this letter in the space provided below and telecopy it to Minorco (U.S.A.) Inc. at the address indicated above, telecopy number (303) 889-0707,
Attention:  Ben L. Keisler.

                          Very truly yours,

                          MINORCO (U.S.A.) INC.



                          s/Ben L. Keisler
                            Ben L. Keisler
                            Vice President, General Counsel
                            and Secretary

Confirmed and agreed to as
of the date first above written.

S.G. WARBURG & CO. INC.



By:  s/Ralph Eads
       Managing Director